Exhibit 10.35
July 17th, 2008
CHS EUROPE SA
12, avenue des Morgines
1213 PETIT LANCY-GENEVE
SUISSE
Attn: Mr Jean-Claude FAVRE
Re: USD 70 Million uncommitted transactional Facility
Dear Mr Favre,
The purpose of this letter is to outline the parameters of the uncommitted guidance facility available from BNP Paribas (Suisse) SA (the “Bank”) for CHS EUROPE SA, a company organized under the laws of Switzerland (the “Obligor”), for the financing of its grains trading operations.
An “uncommitted guidance facility” means that the Bank shall have no obligation to issue or grant any Accommodation. Each request made by the Obligor for an Accommodation shall be reviewed by the Bank on a case by case basis and the decision to grant any such Accommodation shall be made by the Bank in its absolute and sole discretion and irrespective of whether or not the Obligor is in compliance with any of the guidelines set forth below. The Bank also reserves the right to summarily refuse any request for an Accommodation without any review as contemplated by the preceding sentence. Accordingly, the Bank has no commitment to make any Accommodation available.
Amount of this uncommitted guidance facility: USD 70’000’000.
Maturity of the Facility: July 31st 2009
The parameters of utilisation for the USD 70’000’000 limit are outlined below:
Transactional secured line: USD 70’000’000

This limit is aimed at financing transactions where goods are floating, or for which receivables are being cashed
Margin:	N/A
Tenor:	90 days
Documentation:	Before each drawing, client has to submit: - Copy of purchase invoice and contract - Sale contract if available - Full set BLs to the Bank’s order or to order and blank endorsed

Within the USD 70’000’000 limit, USD 60’000’000 are available for stock financing as per the following parameters:
Stock financing at loading port: USD 60’000’000

Margin:	10% if unsold
Tenor:	45 days
Documentation:	Before each drawing, client has to submit: - Copy of a warehouse receipt to the order of the Bank - Copy of purchase contract and invoice - Copy of sales contract if applicable

Inland stock financing: USD 50’000’000

Margin:	10%
Tenor:	90 days
Documentation:	Before each drawing, client has to submit:
 - Copy of Form 13 to the supplier’s order
 - Copy of the assignment from the supplier to CHS Europe of its rights on the goods.
- Copy of purchase contract and invoice
Within this USD 50’000’000 limit,
 - Maximum exposure for stocks up to 120 days is USD 15’000’000.
- Maximum exposure on goods in transit is USD 10’000’000: in this case, copy of Rail Way Bills have to be provided to the Bank.

     Within the USD 70’000’000 limit, the bank also provides the following possibilities to the Obligor:
Payments against copies of documents: USD 20’000’000

This sublimit is aimed at financing the same transactions as in the global limit, but against copies of documents or incomplete sets of BLs.
Margin:	N/A
Tenor:	90 days
Documentation:	Before each drawing, client has to submit: - Copy of purchase invoice and contract - Sale contract if available - 2/3 BLs or copy of BLs to the Bank’s order or to order and blank endorsed

Advances to Agrico Trade and finance against Russian VAT receivables: USD 10’000’000

Margin:	N/A
Tenor:	270 days
Documentation:	Before each drawing, client has to submit: - Copy of the loan agreement between CHS Europe and Agrico Trade and Finance and its assignment to the Bank

Issuance of bid / performance bonds: USD 3’000’000

Margin:	N/A
Tenor:	360 days
Documentation:	Before each drawing, client has to submit: - Copy of tender

FX operations covering currency risk on operations financed by the Bank
Notional amount: USD 50’000’000
Tenor: 7 months

Margin:	N/A
Tenor:	210 days
Documentation:	- Before any drawing under this limit, client has to sign the FX agreement

Total outstandings under the various limits and sublimits shall not exceed the Facility amount of USD 70’000’000.
In addition to the specific documentation mentioned above, client has to present the following documents before any drawing under the Facility:
a) Loss payee endorsements in favour of the Bank with respect to Obligor’s product insurance policy and other insurance as may be requested from time to time by the Bank;
b) Copy of the loan subordination Agreement between CHS Europe SA and CHS Inc.
c) Confirmation that a USD 10’000’000 payment minimum has been made by CHS Inc under its subordination loan agreement with the Obligor in a form acceptable to the Bank.
d) Undertaking by the Obligor to have at least USD 10’000’000 outstanding under the above loan at any time when there are outstanding under this Facility.
e) Copy of commercial contract with Agrico and its assignment to the Bank
f) Copy of the loan agreement between Agrico Trade and Finance and the Obligor, and its assignment to the Bank.
g) First demand guarantee from CHS Inc for a minimum amount of USD 15’000’000.
h) Letter of comfort from CHS Inc for the portion of the Facility not covered by the above guarantee
i) Form of Pledge for own account — included in the account opening documentation
j) Assignment of Claims — included in the account opening documentation
k) Standard footnote
l) Such other documentation as the Bank may request from time to time.
Pricing indications:
The prices indicated below are uncommitted, and might change at the Bank sole discretion.
Documentary commissions:
-	Issuance of import LCs: 1pmil per quarter / USD 5’000 max

-	Negotiation of import / export LC: USD 750

-	Notification of export LC: USD 500 flat

-	Import or export documentary collection: USD 750
Margin on fixed term advances / Overdrafts:
-	Inland stock financing and Russian VAT receivables financing: Libor* + 1.5%pa / Bank Base rate + 1.5%pa

-	Port stock financing: Libor* + 1%pa / Bank Base rate + 1%pa

-	Other utilisation under the facility: Libor* + 0.75%pa + Bank Base rate + 0.75%pa
* LIBOR rate is determined as the LIBOR rate offered by the Bank’s treasury for tenors close to the tenors of each advance provided by the bank.
Notifications:
Notification of the Bank’s security interest in and assignment of the right to receive payment of all amounts due or to become due (including the proceeds) under all sales contracts shall be accomplished by the inclusion, on each financed invoice of the following text:
“Proceeds of this invoice have been assigned to BNP Paribas Suisse SA, Geneva in line with the usual trade financing arrangements. Therefore any payment must be made exclusively to the named bank.”
Confidentiality:
The terms and provisions of this Uncommitted Facility Letter and the other Security Documents are confidential and may not be disclosed by the Obligor to any other person (except as required by applicable law, regulation or judicial process) other than the Obligor’s accountants, attorneys and other advisors and only in connection with the transactions contemplated by this Uncommitted Facility Letter and on a confidential basis unless specifically approved by the Bank.
We kindly ask you to acknowledge receipt of the present letter and your agreement with the terms and conditions of the Facility by signing and returning to us the enclosed copy, in original.
We look forward to developing a mutual beneficial relationship with CHS Europe SA, and we are available for any further information that you may need.
Best regards.
BNP PARIBAS (SUISSE) SA

Valérie GRATADOUX	Daniel RENAUD
We agree to the foregoing, for and on behalf of CHS EUROPE SA:

Name:
Title:
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